UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2010

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31265	93-0987903
(Commission File No.)	(IRS Employer Identification No.)

3165 Porter Drive

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 845-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 21, 2010, Telik, Inc. (“Telik”) received from The Nasdaq Stock Market (“Nasdaq”) a deficiency notice letter indicating that for 30 consecutive business days the bid price of Telik’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2). In accordance with Marketplace Rule 5810(c)(3)(A), Telik has 180 calendar days, or until January 18, 2011, to regain compliance. The letter also indicated that if at any time before January 18, 2011 the bid price of Telik’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide written notification that Telik has achieved compliance. Nasdaq may also require Telik to maintain a closing bid price of at least $1.00 per share for a longer period before determining that Telik has achieved compliance. The letter further indicated that if Telik does not regain compliance by January 18, 2011, Nasdaq would provide written notification that Telik’s common stock will be delisted, after which Telik may appeal to a Hearings Panel. Finally, the letter indicated that, in the alternative, Telik may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. If it meets the initial listing criteria, Nasdaq will notify Telik that it has been granted an additional 180 calendar day compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: July 29, 2010

	By:	/S/ WILLIAM P. KAPLAN
William P. Kaplan, Vice President, General Counsel
and Corporate Secretary

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